EXHIBIT 11.1

                         INTERNATIONAL COMPUTEX, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                                             Three Months ended March 31,
                                                  1997          1998
                                              -----------    ----------
Pro forma net income                            172,505         65,513
                                              ===========    ==========


Weighted average number
 of common and common
 equivalent shares:


 Weighted average common
  shares outstanding                          2,125,000      3,440,590

 Shares issued from assumed exercise
  of common stock equivalents (1)               232,836        225,438
                                              -----------    ----------

Weighted average number
 of common and common  equivalent
 shares outstanding                           2,357,836      3,666,028
                                              ===========    ==========

Earnings per share:
     Basic                                   $      .08     $      .02
                                              ===========    ==========
     Diluted:                                $      .07     $      .02
                                              ===========    ==========

(1) Shares issued from assumed exercise of common stock equivalents include the number of incremental shares which would result from applying the treasury stock method.

                                      14